Exhibit 10.24

[Translation]

[execution copy]

MASTER LEASE AGREEMENT

Semiconductor Manufacturing Equipment

January 5, 2005

SumiCrest Leasing Ltd.

Spansion Japan Limited

MASTER LEASE AGREEMENT

This Master Lease Agreement is made and entered into by and between SumiCrest Leasing Ltd. (“Lessor”) and Spansion Japan Limited (“Lessee”) on January 5, 2005.

Article 1 (Definitions)

1	In this Agreement, except where the context otherwise requires specifically, the following terms on the left hand side shall have the following meanings on the corresponding right hand side.

Individual Transaction	Each individual transaction made under this Agreement and each certificate of lease.

Original Purchase Agreement	Each purchase agreement entered into between the Lessee and the Manufacturer concerning the purchase of the Equipment.

Purchase Agreement	Master Purchase Agreement to be entered into between the Lessee and the Lessor on the same date with this Agreement concerning the Equipment together with each individual agreement thereunder.

Tokumei Kumiai Agreement	Tokumei Kumiai Agreement to be entered into between the Lessor and the Investor on the same date with this Agreement.

Loan Agreement	Facility Agreement to be entered into between the Lessor and the Lenders on the same date with this Agreement and the agreement regarding acknowledgement of indebtedness and repayment thereunder.

Receivables Security Assignment Agreement	Master Receivables Security Assignment Agreement to be entered into by the Lessor, the Lenders and the Investor on the same date with this Agreement concerning the receivables under this Agreement together with each individual agreement thereunder.

Equipment Security Assignment Option Agreement	Master Equipment Security Assignment Option Agreement to be entered into by the Lessor, the Agent and the Investor on the same date with this Agreement concerning the Equipment together with each individual agreement thereunder.

Written Consent	Lessee’s written consent in the prescribed form to the assignment of receivables under the Receivables Security Assignment Agreement and the creation of the security assignment option under the Equipment Security Assignment Option Agreement.

Administration Agreement	Administration Agreement to be entered into between the Lessor and the Administrative Agent on the same date with this Agreement.

Related Agreements	This Agreement, the Purchase Agreement, the Tokumei Kumiai Agreement, the Loan Agreement, the Receivables Security Assignment Agreement, the Equipment Security Assignment Option Agreement, the Administration Agreement, Written Consent and the agreements and other documents related thereto.

Manufacturer	Person listed as “Manufacturer” in the certificate of conveyance, the certificate of acceptance and the certificate of lease in respect of each Individual Transaction.

Lenders	Person listed in Clause 10 of Schedule 2.

Agent	Person listed in Clause 7 of Schedule 2.

Investor	Person listed in Clause 12 of Schedule 2.

Administrative Agent	Person listed in Clause 13 of Schedule 2.

Indemnitee	All or any of the Lessor, the Lenders, the Investor and their successor, member of the board, employee and their agent.

Equipment	Group A Equipment and Group B Equipment, collectively.

Group A Equipment	Each Unit, including the Components, identified by Clause 1 of Schedule 1; provided that if any of the Units is excluded from this Agreement due to the occurrence of the Event of Total Loss and the exercise of the purchase option, the remaining Units shall consist of the Group A Equipment.

Group B Equipment	Each Unit, including the Components, identified by Clause 2 of Schedule 1; provided that if any of the Units is excluded from this Agreement due to the occurrence of the Event of Total Loss and the exercise of the purchase option, the remaining Units shall consist of the Group B Equipment.

Components	Instruments and parts consisting of the Unit and instruments, accessories, furnishings and parts (including single and collective comparable instruments, accessories, furnishings and parts) which may from time to time be incorporated in or attached to the Equipment.

Unit	Each set of the equipment (including the Components incorporated in or attached to such equipment) individually listed in the certificate of lease of the Equipment.

Delivery Date	With respect to each Individual Transaction, each day on which each Unit consisting of the Equipment is delivered under Article 4.

Expected Delivery Date	With respect to each Individual Transaction, each day specified as the expected delivery date in Clause 1 of Schedule 2 or the other Bank Business Day within the Delivery Period as agreed upon between the Lessee and the Lessor.

Delivery Period	Period commencing on the execution date of this Agreement and ending on the day specified as the final possible delivery date in Clause 1 of Schedule 2 or the period as agreed upon between the Lessee and the Lessor through the negotiation under Clause 4 of Article 4.

Delivery Location	Location in Japan where the Equipment or each Unit is located on each Expected Delivery Date notified by the Lessee to the Lessor no later than the Bank Business Day immediately prior to each Expected Delivery Date.

Purchase Price	The purchase price in respect of the Equipment or each Unit calculated under Article 3 of the Purchase Agreement.

Lease Rent	The lease rent in respect of each Unit calculated under Clause 3 of Schedule 2.

Stipulated Loss Value	The amount calculated under Clause 8 of Schedule 2 in respect of any day.

Purchase Option Exercise Price	The amount calculated under Clause 6 of Schedule 2 in respect of the Lease Term Expiration Date.

Lease Rent Payment Date	The day specified in Clause 4 of Schedule 2.

Lease Rent Calculation Period	The period specified in Clause 5 of Schedule 2.

Lease Term	The period specified in Clause 2 of Schedule 2 commencing on the Delivery Date; provided that in case of early termination of this Agreement, the period shall end on such termination date.

Lease Term Expiration Date	The end of December 2007.

Termination Event	All or any of the events specified in Clause 1 and Clause 2 of Article 26.

Event of Default	Termination Event or other events which would, with the giving of notice, the lapse of time or any other condition, constitute a Termination Event.

Event of Total Loss	In respect of the Equipment, the Units or the Components consisting thereof, the occurrence of : (a) loss or disappearance; (b) damage or trouble which the Lessee reasonably determines, and an appraiser appointed by the Lessor confirms, to be beyond economic repair or reuse; or (c) the confiscation, condemnation or theft.

Performance, Etc.	Performance, structure, design, specification, practical value, exchange value, usefulness, marketability, merchantability, durability, operability, economical efficiency, suitability for any purpose, legality and any other performance, function, nature, value and utility of the Equipment.

Encumbrances, Etc.	Ownership, right to possession, rental right, lease, mortgage, pledge, lien, security assignment, any conditional right in respect of the foregoing, any option in respect of the foregoing and any other use right and security interest of any kind, and the right based on the attachment or provisional attachment.

Permitted Encumbrances, Etc.	Encumbrances, Etc. excluded under Clause 1 of Article 18.

Losses, Etc.	Losses, damages, costs, fees, charges, liabilities, obligations, responsibilities, penalties, fines, overdue charges, claims and actions.

Taxes and Other Public Charges	Present and future taxes, assessments, withholdings, fees, charges, burdens and any other amounts under any entitlement whatsoever, as well as any penalties, fines, additions, overdue tax or interest thereon in respect of the foregoing under any entitlement whatsoever, which may be imposed by any tax or other governmental authority (whether domestic or foreign).

Bank Business Day	Day on which banks are open for business in Japan.

Lease Interest Rate	Actual interest rate used for calculating the Lease Rent specified in Clause 1 of Article 7.

Break Funding Cost	The amount calculated by each Lender using the calculation method determined by each Lender as the difference between the funding cost for each Lender with respect to the loan under the Loan Agreement and the estimated investment return based on the reinvestment rate of each Lender in the market.

2	Any reference herein to another agreement or document shall mean such agreement or document as amended, supplemented or modified, if such agreement or document has been amended, supplemented or modified after the original execution thereof.

3	Any reference herein to any of the clauses and paragraphs shall mean the clauses and paragraphs of this Agreement unless otherwise specified.

4	Any reference herein to any party to the Related Agreements shall also include its successors and permitted assignees.

Article 2 (Structure of Transaction)

1	The Lessee and the Lessor hereby acknowledge that the transactions listed in Clause 11 of Schedule 2 are contemplated in respect of the Equipment and they are respectively in close and integral relationship mutually.

2	The Lessee hereby acknowledges that the Lessor has the ownership of the Equipment during the Lease Term hereunder.

Article 3 (Lease)

1	On each Delivery Date, the Lessor shall simultaneously accept the delivery of each Unit constituting the Equipment from the Lessee under the Purchase Agreement and lease such Unit to the Lessee as provided herein, and the Lessee shall lease from the Lessor such Unit.

2	In each Individual Transaction, the lease of the Equipment and each Unit hereunder shall remain effective during each Lease Term commencing on the day on which each certificate of lease is delivered pursuant to Clause 5 of Article 4. Unless otherwise expressly provided herein, the lease of the Equipment may not be cancelled or terminated prior to each Lease Term Expiration Date.

3	The Lessee shall pay the Lease Rent as consideration for the lease hereunder pursuant to Clause 1 of Article 7.

4	The Lessor hereby acknowledges that the Lessor has completed its corporate internal authorization procedure with respect to conducting the lease hereunder.

5	By the lease under this Agreement, the Lessee shall be entitled to the right to quiet enjoyment of the Equipment pursuant to Article 11.

Article 4 (Delivery)

1	The Lessee shall specify the Expected Delivery Date to the Lessor in respect of each Unit consisting of the Equipment pursuant to Clause 1 of Schedule 2.

2	Subject to the satisfaction of the conditions set forth in Article 5 and the acceptance of delivery from the Lessee of each Unit on each Expected Delivery Date at the Delivery Location under the Purchase Agreement, the Lessor shall deliver to the Lessee such Unit on the same date at the same location for the purposes of the lease under the preceding Article, and the Lessee shall accept such delivery from the Lessor.

3	If any Expected Delivery Date is required to be changed, the Lessee shall notify the Lessor as soon as possible (at least no later than five (5) Bank Business Days prior thereto). With respect to each Individual Transaction, the Lessee and the Lessor shall newly agree upon the respective amounts of the Lease Rent, the Purchase Option Exercise Price and the Stipulated Loss Value based on the actual Purchase Price, Delivery Date and Lease Interest Rate of the relevant Unit. In such case, the agreed amount of the Lease Rent, the Purchase Option Exercise Price and the Stipulated Loss Value, together with the actual Purchase Price and Delivery Date mentioned above, shall be written and attached to each certificate of lease in the form of Schedule 3.

4	If the delivery of all the Units consisting of the Equipment under the immediately preceding clause is not completed within the Delivery Period, the Lessee and the Lessor shall negotiate in good faith regarding the possibility for the extension of the Delivery Period. The Lessee shall pay the costs and liabilities (including the Break Funding Cost) incurred due to the change of any Expected Delivery Date or the delay or inability of the delivery caused by any obvious fault of the Lessee.

5	Simultaneously with the delivery of each Unit under Clause 2 of Article 4 hereof, the Lessee shall execute and deliver to the Lessor the certificate of lease in the form of Schedule 3.

6	The delivery of each Unit for the purposes of the lease for each Individual Transaction hereunder shall be deemed completed by the delivery of the certificate of lease under the immediately preceding clause, and the Lessee shall be entitled to use each Unit on and after the date on which the relevant certificate of lease is delivered.

7	All costs of delivery of the Equipment under this Article 4 shall be borne by the Lessee.

Article 5 (Conditions Precedent to the Delivery)

The obligations of the Lessor to deliver each Unit under Article 4 in each Individual Transaction shall be subject to the fulfillment of all the following conditions prior to the relevant Expected Delivery Date, unless the Lessor notifies the Lessee before the completion of the delivery to the effect that such conditions are not required to be fulfilled:

(1)	Up to the Expected Delivery Date, there has been no event that causes the Lessor to foresee any change in any law, order, official directive or other regulation, administrative guidance or taxation that would make the transactions contemplated by the Related Agreements illegal or make the Lessor reasonably determine that the termination or postponement of such transactions would be appropriate; provided however that if the Lessor believes the occurrence of any event under this clause the Lessor shall previously negotiate with the Lessee;

(2)	Up to the Expected Delivery Date, there has been no event that would make the consummation of the transactions contemplated by the Related Agreements significantly difficult;

(3)	The Lessee has purchased from the Manufacturer the relevant Unit on or before the relevant Expected Delivery Date pursuant to the Original Purchase Agreement and has obtained the ownership thereof;

(4)	The relevant Unit is insured by the insurance effective as of the relevant Expected Delivery Date pursuant to Article 19;

(5)	No Event of Default has occurred as to the Lessee;

(6)	No event has occurred which constitutes, or which the Lessor reasonably determines may result in, an Event of Total Loss in respect of the relevant Unit;

(7)	The Related Agreements to which the Lessor or the Lessee is to be a party have been executed and delivered by all the parties thereto and continue in full force and effect;

(8)	All of the Lessee’s representations and warranties under Article 20 are correct as of the relevant Expected Delivery Date under the situations existing on that date; and

(9)	There has been no material adverse change in the financial condition of the Lessee.

Article 6 (Related Documents)

1	The Lessee and the Lessor shall respectively follow the procedures required to authorize the execution of this Agreement and the other Related Agreements and the performance the obligations under this agreements, and provide each other the certificate of seal impression which is affixed to these agreements (issued within three months prior to the execution date of each agreement), the certified copy of the commercial registry (issued within three months prior to the execution date of each agreement) and the articles of incorporation (effective as of the execution date hereof).

2	The Lessee shall provide to the Lessor the following documents prior to each Expected Delivery Date:

(1)	the original copy of the Written Consent concerning the relevant Unit with a certified date (kakutei hiduke) of the notary public;

(2)	the copy of other documents as the Lessor reasonably requires; and

(3)	the documents set forth in Clause 5 of Article 19.

Article 7 (Payment of Lease Rent, etc.)

1	In respect of each Individual Transaction, the Lessor shall confirm the amount of Lease Rent for the Lease Rent Calculation Period commencing on the relevant Lease Rent Payment Date and provide the written notice to the Lessee no later than one month prior to the relevant Lease Rent Payment Date (excluding the first Lease Rent Payment Date). The Lessee shall pay in advance the relevant Lease Rent, as well as the consumption tax thereon on the case such Lease Rent should be subject to the consumption tax, by 11:00 a.m. of the relevant Lease Rent Payment Date. In each Individual Transaction, the payment of the relevant Lease Rent payable on the first Lease Rent Payment Date shall be set off against the Purchase Price payable to the Lessee under the Purchase Agreement on the same date.

2	In case that the Lessee pays the Lease Rent under the immediately preceding clause by the wire transfer, etc., the Lessee shall not be liable for the delay in remittance or nonpayment thereof caused by any troubles in the electronic settlement system of financial institutions, etc. if it is apparent that such delay or nonpayment is not attributable to the Lessee by the Lessee’s presentation of the transmission records, etc. evidencing that the relevant amount could reasonably arrive on or prior to the due date therefor.

3	If the due date of the payment for each Individual Transaction by Lessee hereunder is not a Bank Business Day, the Lessee shall pay the Lease Rent, the Stipulated Loss Value and the Purchase Option Exercise Price on the immediately preceding Bank Business Day with the adjustment of the amount paid, and shall pay other amounts on the immediately following Bank Business Day without the adjustment of the amount paid.

4	All amounts payable by the Lessee hereunder shall be paid in the method set forth in Clause 9 of Schedule 2 unless otherwise agreed upon between the parties.

5	The amount payable by the Lessee to the Lessor hereunder shall be paid in full without any deduction, set-off or defense regardless of the existence of defect in the Performance, Etc. of the Equipment, the existence of the Encumbrances, Etc. to the Equipment, the existence of infringement to the use of the Equipment, the bankruptcy of the related parties or any other reason whatever. If the Lessee is required by law to make any withholding from such payment, the Lessee shall pay such additional amounts as may be necessary to ensure that the amount received after such withholding is equal to the full amount which the recipient would have received if no such withholding is required.

6	In the case of termination of the lease hereunder for each Individual Transaction on a day other than the Lease Rent Payment Date due to the occurrence of an Event of Total Loss to the Equipment or the Unit, the occurrence of a Termination Event, the exercise of a purchase option or return option by the Lessee, or any other reason whatever (excluding the termination due to a reason attributable to the Lessor), the Lessee shall pay to the Lessor the Break Funding Cost on the relevant termination date, provided that in the case of the occurrence of an Event of Total Loss, the Clause 1 of Article 9 shall be applied.

7	If the amount actually paid by the Lessee falls short of the total amount of the liabilities due and payable by the Lessee to the Lessor hereunder, the Lessor may, at its discretion, specify the order of priority and the method of appropriation thereof.

Article 8 (Disclaimer of Warranties)

1	The Lessor shall lease the Equipment to the Lessee on an “as-is, where-is”, and shall neither make any guarantee, express or implied, as to the Equipment nor bear any warranty liability in respect of any defects, whether apparent or not, in the Equipment. The Lessor shall neither make any guarantee as to any absence of Encumbrances, Etc. on the Equipment or the Components nor bear any warranty liability in respect of any Encumbrances, Etc., whether known to it or not.

2	The Lessee shall, at its own responsibility and cost, obtain any appropriate quality assurance from the Manufacturer or the suppliers of the Components and make arrangements for after-sale services thereof, and hereby assign to the Lessor the rights (other than those which are not assignable) against such parties as to the Equipment such as any rights to warranty or guarantee (including claims for defect warranty). Notwithstanding the foregoing, the Lessee may, so long as no Termination Event occurs, exercise such rights to warranty or guarantee in its own name and be entitled to the performance of such warranty or guarantee directly from the Manufacturer or the suppliers of the Components during the Lease Term.

3	If the Lessee suffers any damages or disadvantages, etc. as a result of any lack of the Performance, Etc. of the Equipment, the Lessee may, at its own responsibility and cost, make claims directly against the Manufacturer or the supplier of the Components for the damages and the recovery of disadvantages based on the rights set forth in the immediately preceding clause, and the Lessor shall not be responsible therefor provided, however, that the Lessee’s obligations under Article 14 shall not be affected.

Article 9 (Loss, Damage and Risk Bearing)

1	Upon the occurrence of an Event of Total Loss to all of the Equipment or any of the Units, the Lessee shall immediately notify the Lessor of such occurrence and shall, no later than the earlier of (a) the day which is 90 days after the occurrence of such Event of Total Loss (or any subsequent day agreed upon between the Lessor and the Lessee if such Event of Total Loss occurs caused by the event not attributable to the Lessee) or (b) the Bank Business Day immediately following the day on which the insurance proceeds payable for the insurance as provided in Article 19 are paid, pay to the Lessor the Stipulated Loss Value in respect of such Equipment or Unit, the Break Funding Cost and other liabilities due and payable as of such payment date, and all any other expenses incurred by the Lessor.

2	When the Lessee makes the payment under the immediately preceding clause, the Lessor shall transfer to the Lessee the rights to the Equipment or the Units subject to the Event of Total Loss and the rights against the third party which the Lessor acquires as a result of the occurrence of such Event of Total Loss (excluding rights to claim the compensation or indemnity for the liability for damage to be borne by the Lessor) on an “as-is, where-is” basis at the time of such transfer and without any warranty of the Performance, Etc., any financial capability or creditworthiness of such third party or otherwise.

3	When the Lessor receives any compensation for damages (including any moneys, whatever they may be called, paid for the purpose of compensation or indemnity for damages and disadvantages caused by an Event of Total Loss but excluding moneys paid for the purpose of compensation or indemnity for the liability for damage to be borne by the Lessor) from any third party or total loss insurance proceeds as a result of the occurrence of an Event of Total Loss to the Equipment or the Unit, and if the Lessee fails to make the payment of the Stipulated Loss Value under Clause 1 of Article 9 until the due date therefor (whether known to the Lessee if such payment under Clause 1 of Article 9 has become due as a result of the payment of the total loss insurance proceeds), the received amount shall be applied to the payment of such Stipulated Loss Value; provided that if there is any excess after such application, the Lessor shall immediately return to the Lessee such excess after deducting any unpaid amount (including any default interests) due and payable by the Lessee to the Lessor under the Related Agreements, and if there is any shortfall after such application, the Lessee shall not be released from its obligations to pay the shortfall amount. In addition, if the Lessee has already made the payment of the Stipulated Loss Value at the time mentioned above, the Lessor shall immediately return to the Lessee the remaining amount received by the Lessor as mentioned above after deducting any unpaid amount (including any default interests) due and payable by the Lessee to the Lessor under the Related Agreements.

4	The Lessee shall bear, during the Lease Term, all risks of loss (including the Event of Total Loss) or damage to the Equipment or the Components and any costs associated therewith.

5	If an Event of Total Loss occurs to any Unit and the Lessee pays the Stipulated Loss Value for such Unit and any other unpaid amount for such Unit or Event of Total Loss, such Unit shall be excluded from the transaction under the Related Agreements and the Lessee shall thereafter have no obligations to pay the Lease Rent payable for such Unit.

Article 10 (Indication of Ownership)

The Lessee shall, at its own responsibility and cost, affix a mark indicating that the Equipment is owned by the Lessor or other similar marks at the place where the Equipment is installed and on each main Unit of the Equipment and on any Unit requested by the Lessor in the manner easily recognizable by third parties.

Article 11 (Quiet Enjoyment)

So long as no Termination Event occurs, the Lessee shall be entitled to the quiet enjoyment of the Equipment and the Lessor shall not disturb such enjoyment by the Lessee without any justifiable reason.

Article 12 (Installation and Use)

1	The Lessee shall, at its responsibility and cost, install the Equipment at its facilities located at 6 Mondenmachi Kougyodanchi, Aizuwakamatsu-shi, Fukushima and 1-11 Aza Higashi Takaku, Oaza Takaku, Kouzashimachi, Aizuwakamatsu-shi, Fukushima in accordance with the standards for and method of installation established by the Manufacturer and regulatory authorities and shall not relocate the Equipment without the prior consent of the Lessor except for the relocation or movement of the Equipment between the two (2) facilities as mentioned above, provided that the relocation or movement of the Equipment between the two (2) facilities as mentioned above shall be permissible if the Lessee shall promptly give a prior or subsequent written notice to the Lessor and if the Lessor shall approve this without delay. Any installation of the Equipment or any Unit outside Japan shall be permissible conditional upon the prior consent of the Lessor, the compliance with all the terms of this Agreement in respect of the Equipment or such Unit even outside Japan, no effect arising against the Lessor’s or the Lenders’ rights to the Equipment and rights under the Related Agreements, and the Lessee’s compliance with Japanese or U.S. export or re-export control laws and regulations as an exporter.

2	The Lessee may, with the prior written consent of the Lessor, replace all or any of the Equipment with equipment that the Lessor deems to have equal value or equal price; provided that in the case of such replacement, the Lessee shall cooperate with the Lessor, the Agent and the Investor to have such replacing equipment consisting of the Equipment subject to the security assignment option under the Equipment Security Assignment Option Agreement.

3	The Lessee shall comply with all laws and regulations (including environmental law) applicable to the Equipment and its installation, use and operation and, in all material respects, with the requirements, conditions and instructions of, and agreements with, the Manufacturer, the suppliers of the Components or the insurance companies, and shall use the Equipment only for lawful purposes.

4	The Lessee shall, at its own responsibility and cost, prepare and keep records concerning the use and operation of the Equipment.

Article 13 (Possession and Sublease)

1	The Lessee shall not, without the prior consent of the Lessor, transfer the possession of, or sublease, the Equipment to a third party. Notwithstanding the foregoing, the Lessee may, at its own responsibility and cost, without the Lessor’s consent, transfer the possession of the Equipment to the Manufacturer or any qualified mechanics or repairmen for the purposes of repair or maintenance.

2	No transfer of possession or sublease under the immediately preceding clause shall affect any of the Lessee’s obligations hereunder. The terms, duration and otherwise of the permitted transfer of possession or sublease shall be subject and subordinate to all of the provisions of this Agreement. No Tax and Other Public Charges incurred by the Lessee as a result of such transfer of possession or sublease shall affect the Lease Rent or other terms of lease hereunder. The Lessee shall, at its own responsibility and cost, take all reasonable measures (not limited to those specified in this Agreement) to ensure that the Lessor and the Lenders shall retain and keep the existing benefit of any security interests given to them.

3	In the case of sublease, the Lessee shall have the Equipment insured under Article 19.

Article 14 (Maintenance)

1	The Lessee shall, at its own responsibility and cost, maintain the Equipment in a safe condition at all times.

2	The Lessee shall, at its own responsibility and cost, repair and maintain the Equipment in compliance with the relevant laws and regulations, in compliance with the method approved or recommended by the Manufacturer or the suppliers of the Components, and at least in compliance with the equivalent method applied to other comparable equipments used by the Lessee. The Lessee shall at all times keep the Equipment in the same condition as on the Delivery Date, ordinary wear and tear excepted. In any event, the Lessee shall not take any action which would have a material adverse effect on any Manufacturer’s warranty for the Equipment.

3	The Lessee shall, at its own responsibility and cost, prepare and keep records concerning the repair and maintenance of the Equipment including daily reports.

4	The Lessee may, at its own responsibility and cost, for the purpose of repair and maintenance set forth in Clause 2 of Article 14, replace the Components with any alternative parts having the same Performance, Etc. as the relevant Components and owned by the Lessee free and clear of any Encumbrances, Etc. (other than the Permitted Encumbrances, Etc.). In addition, the Lessee may attach the parts owned by the Lessee free and clear of any Encumbrances, Etc. (other than the Permitted Encumbrances, Etc.) to the Equipment not for the replacement of the Components; provided however that such replacement and attachment shall not diminish or change the Performance, Etc. of the Equipment.

5	The Lessee may, at its own responsibility and cost, remove any Components attached to the Equipment after the delivery to the Lessee of such Equipment under Article 4 not for replacement of the Components but for an addition, or the Components which is possible to be removed without diminishing the Performance, Etc. of the Equipment, in each case without attaching alternative parts to the Equipment.

Article 15 (Alteration of Original Condition)

The Lessee shall alter or improve the Equipment as required by the relevant laws and regulations. Except for the progressing alteration to the original condition notified to the Lessor on or before the execution date hereof, the Lessee may, at its own responsibility and cost, so long as the Performance, Etc. of the Equipment shall not be diminished or changed, and so long as there shall be no violation of Clause 1 of Article 12 or each clause of the immediately preceding article, make the necessary or favorable alterations and modifications to the Equipment in the course of its business; provided, however, that in this Article, if such alteration or improvement gives significant effects on the Performance, Etc. of the Equipment such as deterioration, etc. due to the change of usage/process, the prior consent of the Lessor shall be required. In case that the Lessee fails to obtain such prior consent of the Lessor, the Lessee may make a replacement with equipment which the Lessor deems to have equal value or equal price; provided that the Lessee shall cooperate with the Lessor, the Agent and the Investor to have the equipment which will consist of the Equipment by such replacement subject to the security assignment option under the Equipment Security Assignment Option Agreement.

Article 16 (Ownership of Components)

1	Except as provided for in Clause 2 of Article 16, the Components attached to the Equipment by the Lessee pursuant to Clause 4 of Article 14 shall, simultaneously with such attachment, become the Components consisting of the Equipment and automatically become subject to the ownership of the

Lessor and shall be leased by the Lessor to the Lessee hereunder. The Components removed from the Equipment shall become subject to the ownership of the Lessee simultaneously with the transfer of the ownership of the alternative Components to Lessor. However, the replaced or removed Components which are not replaced with the comparable parts shall remain subject to the ownership of the Lessor and subject to this Agreement, wherever they are located.

2	The Lessee may, with a written notice to the Lessor, reserve its ownership of any parts attached to the Equipment by the Lessee pursuant to Article 14 or 15 not for replacement of the Components but for an addition after the delivery to the Lessee of such Equipment under Article 4 which may be removed from the Equipment without diminishing the Performance, Etc. of the Equipment; provided, however, that the Lessor may deem such parts as Components for the purposes of Clause 3, 4 and 6 of Article 26 and in foreclosing the security interest under the Equipment Security Assignment Option Agreement.

Article 17 (Inspection)

1	The Lessor may, with the prior notice to the Lessee, enter the offices, plants, facilities and other premises of the Lessee and inspect the condition, installation, use, operation, custody, repair, maintenance, etc. of the Equipment and the Components; provided, however, in the case of such inspection, the Lessor shall not disturb the Lessee’s normal business operations and shall comply with the restrictions of confidentiality, security and safety imposed by the Lessee.

2	In the case of sublease of the Equipment under Clause 1 of Article 13, the Lessee shall make the sublessee acknowledge the same rights of the Lessor against the sublessee as those of the Lessor against the Lessee under the immediately preceding clause. In such case, the Lessor shall comply with the same obligations for the sublessee under the proviso in the immediately preceding clause.

Article 18 (Encumbrances, Etc.)

1	The Lessee shall not create, approve or cause to exist any Encumbrances, Etc. on the Equipment, the Unit, the Components or any rights or interest to or in this Agreement except for: (a) the respective rights of the Lessor and the Lessee as set forth in this Agreement; (b) employees’, mechanics’, repairmen’s liens and other similar security interests which arise in the Lessee’s ordinary course of business, the payment for which is not due and the foreclosure of which on the relevant equipment is not imminent; and (c) the Encumbrances, Etc. arising from the rights of the Lessor, the Lenders, the Agent and their respective successors and permitted assigns under the Related Agreements (including the various types of loan and security agreements contemplated thereby).

2	The Lessee shall, at its own responsibility and cost, duly discharge any Encumbrances, Etc. not excluded in the proviso of the immediately preceding clause.

Article 19 (Insurance)

1	The Lessee shall, at its own responsibility and cost, at all times during the Lease Term, enter into the insurance agreements covering the loss or damage of the Equipment as insured person (beneficiary) with insurance companies which the Lessor recognizes as insurers of international reputation and shall keep such insurance agreements.

2	The insured amount under the insurance as provided in the immediately preceding clause shall not be less than 100% of the Stipulated Loss Value as of the Lease Rent Payment Date immediately preceding the date on which such insurance is carried.

3	The Lessee shall promptly give notice to the Lessor if any insured event occurs (whether total loss or partial damage) to the Equipment or each Unit.

4	The insurance proceeds payable for any restorable or repairable damage (partial damage) occurred to the Equipment or each Unit shall be received by the Lessee. If the Lessee receives such insurance proceeds, the Lessee shall spend all of such insurance proceeds for the payment to restore or repair such damage of the Equipment or such Unit unless the Lessee has not already restored or repaired such damage. If an Event of Total Loss occurs to the Equipment or any Unit, the Lessee shall immediately assign the right to claim the insurance to the Lessor or arrange the procedures to cause the insurers to pay the insurance proceeds to the Lessor, and the Lessor shall treat the insurance proceeds following Clause 3 of Article 9.

5	The Lessee shall obtain a certificate of the existence of insurance policy to be compliant with the foregoing conditions from the insurance companies set forth in Clause 1 of Article 19 and deliver such certificate to the Lessor on or before the initial Delivery Date under Article 4 and at the time of commencement of each insurance period (at least once a year) during the period for which the insurance under this Article 19 is required.

6	The terms of insurances set forth in this Article 19 shall at all times and in all respects not be less favorable than the terms of the insurances which the Lessee maintains for the similar equipment used by it. If the terms of insurances under this Article 19 become less favorable than the terms of any such other insurance, the terms of insurances under this Article 19 shall be raised to the extent of the terms of such other insurances, and the Lessee shall promptly comply with the terms so raised.

Article 20 (Representations and Warranties)

1	The Lessee hereby represents and warrants to the Lessor as of the execution date of this Agreement that:

(1)	the Lessee has full power and authority, and has taken all necessary action, to enter into, to exercise its rights, and to perform all of its obligations under the Related Agreements to which it is a party, under the laws and regulations and its internal rules;

(2)	neither of the execution and delivery nor the performance by the Lessee of the Related Agreements to which it is a party will violate, in any respect, any law, regulation, the Lessee’s articles of incorporation or other organizational document, or any agreement to which it is a party;

(3)	the Related Agreements to which the Lessee is a party constitute its legal, valid and binding agreements compulsorily enforceable against it in accordance with their respective terms;

(4)	neither the execution and delivery by the Lessee of the Related Agreements to which it is a party nor the consummation and performance by it of the transactions contemplated thereby will require any consent or approval of, report or registration to, or any other procedure in respect of, any Japanese public agencies or courts, except for those already obtained or done;

(5)	there are no pending judicial or administrative proceedings which would adversely affect the exercise of its rights or performance of its obligations by the Lessee under the Related Agreements to which it is a party; and

(6)	Fujitsu Limited (called “Fujitsu” hereafter, principal office : 4-1-1 Kamikodanaka, Nakahara-ku, Kawasaki-shi, Kanagawa) shall continue to hold directly or indirectly 40% or more of the issued and outstanding voting common shares of the Lessee during the period from the execution date of this Agreement to the final Lease Rent Payment Date within the Lease Period from the closing date to June 30, 2007.

2	The representations and warranties in the immediately preceding clause shall be deemed repeated by the Lessee on and as of each Delivery Date and each Lease Rent Payment Date for an Individual Transaction as if made under the situations existing on such date.

Article 21 (Covenants)

The Lessee covenants with the Lessor to perform the provisions set forth in Schedule 8.

Article 22 (Indemnity and Cost Bearing)

1	Except as otherwise specified in this Article 22, the Lessee shall incur or indemnify all or any of the Indemnitees for, and pay at the direction of the relevant Indemnitees directly to the relevant authority or the third party for, the Tax and Other Public Charges and the Losses, Etc. imposed on or incurred by all or any of the Indemnitees relating directly or indirectly to: the Equipment, the Unit or the Components; ownership, possession, use, operation, lease, sublease, installation, custody, repair, maintenance, improvement, alteration, insurance, Encumbrances, Etc., delivery, purchase, conveyance, return, Performance, Etc., structure, design, specification, utility, durability, operability or products thereof; any of the Related Agreements, or any payments thereunder or other transactions contemplated thereby; provided however, that the Lessee shall not be obligated to make the indemnity or payment under this clause in respect of the Tax and Other Public Charges imposed on or based on the net profit of such Indemnitee or of the Tax and Other Public Charges otherwise provided in this Agreement.

2	With respect to the expenses for the preparation and execution of the Related Agreements, the attorney’s fees shall be borne by each party.

3	Unless otherwise expressly provided herein, the following expenses for the performance of obligations or the consummation of transactions under the Related Agreements shall be borne as follows:

(1)	the banking fees for the payment under Article 7, etc. shall be borne by the Lessee;

(2)	the expense for the exercise of purchase option or the return by the Lessee of the Equipment including the attorney’s fees shall be borne by the Lessee; and

(3)	the expense attributable to the occurrence of the Event of Default including the attorney’s fees shall be borne by the Lessee.

4	Unless otherwise expressly provided herein, the Tax and Other Public Charges in respect of the Related Agreements shall be paid as follows:

(1)	the stamp duty imposed on the preparation of the Related Agreements shall be paid by the Lessee;

(2)	any consumption tax imposed on the payment of the purchase prices or the Lease Rent under the Related Agreements shall be paid by the party which makes such payment to the other in addition to the relevant amount unless otherwise agreed upon between the parties hereto; provided, however, that the foregoing shall not apply in the case that any of the parties hereto shall be exempted from the consumption tax pursuant to the relevant consumption tax laws and regulations; and

(3)	the real property tax imposed on the Equipment shall be paid by the party which is the taxpayer under the relevant laws and regulations; provided that if the Lessor shall pay such tax (whether or not such tax becomes due and payable by the Lessor before the Lease Term Expiration Date), the Lessee shall pay to the Lessor the amount equal to such real property tax.

5	Any payment of the Tax and Other Public Charges for which the Lessee indemnifies the Indemnitees or pays under this Article 22 shall be made on a net after tax basis.

6	If the interest rate for the loan is raised or any increased cost is required under the Loan Agreement, the Lessor may raise the Lease Rent or claim the Lessee for such increased cost, in which case, the respective amount of the Purchase Option Exercise Price and the Stipulated Loss Value shall be recalculated.

7	If the Tax and Other Public Charges and other expenses payable by the Lessee under the Related Agreements are paid or advanced by the Lessor, the Lessee shall pay promptly on demand by the Lessor the amount so paid or advanced and the interest thereon from such payment date calculated pursuant to Article 27; provided that the Lessor shall notify the Lessee promptly upon such payment or advance.

Article 23 (Renewal of Lease Term)

The lease of the Equipment hereunder may be renewed as of the Lease Term Expiration Date only if the Lessor, the Lessee, the Agent and the Investor agree upon the period and the conditions for renewal no later than at least six months prior to the Lease Term Expiration Date.

Article 24 (Purchase Option)

1	In each Individual transaction, the Lessee shall have the option, exercisable by giving a notice to the Lessor and the Agent respectively at least six months prior to the Lease Term Expiration Date and by paying to the Lessor of the Purchase Option Exercise Price specified in Clause 6 of Schedule 2 no later than the final Lease Rent Payment Date, to purchase all or any of the Units of the Group A Equipment (regardless of the number thereof) on the Lease Term Expiration Date. In conjunction with the exercise by the Lessee of the purchase option under this clause at the prescribed Purchase Option Exercise Price, the Lessee shall pay the amount equal to the Purchase Option Exercise Price to the Lessor no later than the final Lease Rent Payment Date, which amount shall be dealt with by the Lessor as the advance payment until the Lease Term Expiration Date; provided, however, that if the Lessee returns to the Lessor all of the Group B Equipment pursuant to Article 25, all of the Group A Equipment shall be returned to the Lessor pursuant to Article 25. The purchase option shall be deemed to have been exercised with respect to the Group A Equipment regardless of the notice by the Lessee, unless the Lessee returns the Group A Equipment on the Lease Term Expiration Date pursuant to Article 25. The notice of exercise of the purchase option under this clause may not be revoked once given.

2	In each Individual transaction, the Lessee shall have the option, exercisable by giving a notice to the Lessor and the Agent respectively at least six months prior to the Lease Term Expiration Date and by paying to the Lessor of the Purchase Option Exercise Price specified in Clause 6 of Schedule 2 no later than the final Lease Rent Payment Date, to purchase only all (and not a part) of the Group B Equipment on the Lease Term Expiration Date. In conjunction with the exercise by the Lessee of the purchase option under this paragraph at the prescribed Purchase Option Exercise Price, the Lessee shall pay the amount equal to the Purchase Option Exercise Price to the Lessor no later than the final Lease Rent Payment Date, which amount shall be dealt with by the Lessor as the advance payment until the Lease Term Expiration Date. The purchase option shall be deemed to have been exercised with respect to all of the Group B Equipment regardless of the notice by the Lessee, unless the Lessee returns the Group B Equipment on the Lease Term Expiration Date pursuant to Article 25. The notice of exercise of the purchase option under this paragraph may not be revoked once given.

3	The advance payment paid by the Lessee under the preceding two (2) clauses shall be applied to the payment of the Purchase Option Exercise Price on the Lease Term Expiration Date; provided, however, that if any Termination Event or Event of Default occurs and continues, such advance payment received by the Lessor shall be disposed pursuant to Clause 5 of Article 26. If such advance payment is applied by the Lessor to the Lessee’s obligations under this clause, the Lessor’s ownership of or other rights to the Equipment or the relevant Units subject to the purchase option shall be transferred at the time of such application to the Lessee on an “as-is, where-is” basis and without any warranty of the Performance, Etc. or otherwise.

4	If the Lessee receives the amount set forth in Clauses 1 and 2 of Articles 24 and applies such amount to the payment of the Purchase Option Exercise Price pursuant to Clause 3 of Article 24, the Lessor shall execute and deliver to the Lessee a certificate of conveyance in the form of Schedule 5.

5	The Lessee shall bear all costs and expenses associated with the Lessee’s exercise of the purchase option.

Article 25 (Return)

1	In respect of all or any of the Units of the Equipment, the Lessee shall have the option, exercisable by giving a notice to the Lessor and the Agent respectively at least six (6) months prior to the Lease Term Expiration Date, to return the Units consisting of the Group A Equipment on the vehicles sent by the Lessor on the premises of the facilities for the installation set forth in Clause 1 of Article 12 and the Units consisting of the Group B Equipment at the location in Japan specified by the Lessor on the Lease Term Expiration Date (for the purpose of this Article, the “Return Date”) in accordance with the provisions set forth below; provided, however, that if an Event of Total Loss occurs to all or any of the Group A Equipment, the Lessee shall not exercise the option to return the Units consisting of the Group B Equipment; provided further that in any case the Lessee may return the Units consisting of the Group B Equipment only if the Lessee returns all of the Units subject to this Agreement as of the Return Date. If the Return Date is not a Bank Business Day, the Lessee shall return on the immediately following Bank Business Day without any specific notice; provided, however, that if any of the Termination Events or the Events of Default (including those in respect of the clause regarding the return under this Article) occurs or continues on the Return Date, the Lessee may not exercise the option to return the Equipment under this Article. In the case of return of all or any Units of the Equipment to the Lessor, the Lessee shall deposit with the Lessor the amount equal to the Purchase Option Exercise Price specified in Clause 6 of Schedule 2 no later than the last Lease Rent Payment Date (which the Lessor may redeposit with the Administrative Agent) and such deposit shall be returned to the Lessee at the time of the return of the Equipment to the Lessor on the Lease Term Expiration Date; provided, however that if any of the Termination Events or the Events of Default (including those in respect of the clause regarding the clause under this Article) occurs or continues on the Lease Term Expiration Date, such deposit shall be disposed pursuant to Clause 5 of Article 26.

(1)	If the Lessee returns all or any of the Units to the Lessor pursuant to this clause, at the time of such return, the Equipment shall be in as good condition as when delivered under Article 4 (in the case of the alternative equipment under Clause 2 of Article 12 or Article 15, in as good condition as when delivered thereunder after the supply thereof from Manufacturer to the Lessee) except for ordinary wear and tear and alterations, etc. made pursuant to Clause 2 of Article 12, Clause 4 or 5 of Article 14, or Article 15, and be capable of being used in an ordinary manner, and satisfy all the requirements of the return condition at the Lessor’s determination in respect of the Equipment specified in Schedule 7 unless the Lessor previously waives the requirement to such conditions in writing.

(2)	On and after the day on which the Lessee gives notice of return to the Lessor and the Agent under this Article, the Lessee shall promptly provide to the Lessor on demand the warranty certificate, specification and manual of the relevant Unit prepared by the Manufacturer, the suppliers of the Components or the maintenance service providers approved by the Manufacturer, as well as the maintenance records and the documents concerning installation, custody, use, operation, repair and maintenance of the relevant Unit, and if required by the Lessor, the documents and photographs evidencing the fulfillment of Item (1) of this clause prepared by the Manufacturer, the suppliers of the Components or the maintenance service providers approved by the Manufacturer.

(3)	The Lessee shall allow the Lessor, the Investor, the Agent and the prospective purchaser of the Equipment designated by the Lessor (the “Prospective Purchaser”) and the related persons thereof to enter the offices, plants or other premises of the Lessee or the sublessee and inspect the Equipment in accordance with Article 17 prior to the return of all or any of the Units,.

(4)	The Lessee shall pay to the Lessor the outstanding liabilities under the Related Agreements on the Return Date simultaneously with the return of the Equipment,.

(5)	In the case that the Group B Equipment is returned, the Lessor may reserve the receiving the delivery of all or any of the Units on the Return Date by giving a notice to the Lessee no later than fourteen (14) days prior to the Return Date for not more than twelve (12) months from the Lease Term Expiration Date. In such case, the Lessee shall take custody of such Units with the due care of a prudent manager on the premises of its facilities unless otherwise agreed upon between the parties, and maintain the Performance, Etc. of the relevant Unit (including the cooperation in providing the various powers as required), and the provisions of Schedule 7 shall apply. The custody cost under this clause shall be borne by the Lessee in the case of the custody in the Lessee’s own facilities and shall be as separately negotiated and agreed upon in the case of the custody outside the Lessee’s own facilities. During such custody period, the Lessee may not use or take the profits of the Equipment and shall, in the case of damage to the relevant Unit for any reason, repair the same to the complete condition.

2	Notwithstanding the immediately preceding clause, the Lessor may request the Lessee to dispose all or any of the relevant Units from the day on which the Lessor receives the Lessee’s notice of return with respect to the Unit under the immediately preceding clause up to the day which is thirty (30) days prior to the Return Date. In such case, the Lessee shall submit a consent letter to the Lessor and, at its own responsibility and cost, immediately dispose and scrap in Japan the relevant Unit required to be disposed. The Lessee shall comply with the laws and regulations (including environmental law) applicable to such disposal. If the Lessor is required to dispose in its own name under the relevant laws and regulations, the Lessee shall pay the expenses therefor and cooperate with the Lessor as required. In either case, the Lessor may request the Lessee to render the evidence of the disposal and other relevant documents or copies thereof.

3	Upon return of the Equipment, the Lessor shall immediately execute and deliver to the Lessee a certificate of return in the form of Schedule 4.

4	The Lessee shall bear the cost of maintenance, packing, removal, movement, custody, and others associated with the return of the Equipment.

Article 26 (Termination of Agreement)

1	If any one of the following events occurs, the Lessee’s liabilities under this Agreement and all of the Individual Transactions shall automatically be accelerated and this Agreement and all of the Individual Transactions shall be terminated, without any notice or demand:

(1)	the Lessee fails to make any payment of the Lease Rent and other monetary liabilities under the Related Agreements in any Individual Transaction;

(2)	the Lessee fails to carry and maintain insurance as required in accordance with the provisions of this Agreement in any Individual Transaction;

(3)	the Lessee fails to discharge any Encumbrances, Etc. in accordance with the provisions of this Agreement in any Individual Transaction;

(4)	the Lessee becomes subject to the compulsory execution, provisional attachment, provisional disposition, petition for auction or disposition for default of any Tax and Other Public Charges, or any petition is filed in respect of the Lessee for the commencement of bankruptcy, civil rehabilitation, corporate rearrangement or corporate reorganization proceedings;

(5)	the Lessee is ordered by a public agency to suspend or cease to carry on all or a substantial part of its business ;

(6)	the Lessee suspends or reserves the payment to a person other than the Lessor or becomes subject to a dishonor proceeding by the Clearing House;

(7)	the Lessee suspends the payment of Tax and Other Public Charges; or

(8)	any material change has occurred to the Lessee’s assets, creditworthiness and shareholders as of the Delivery Date.

2	If any one of the following events occur, Lessor may, by its demand, accelerate the Lessee’s liabilities under this Agreement and all or any of the Individual Transactions and terminate this Agreement or all or any of the Individual Transactions:

(1)	the Lessee suspends the payment under the Related Agreements or the Lessee breaches any of its obligations hereunder in any Individual Transaction (other than those listed in the provisions of the immediately preceding clause) and such breach is not remedied within five (5) Bank Business Days after it receives the written notice from the Lessor thereof;

(2)	the Lessee determines to discontinue the semiconductor manufacturing business or resolves the assignment, suspension or discontinuation of all or a substantial part of its business or the dissolution of itself (excluding the case of merger);

(3)	any change has occurred to the status of Fujitsu’s shareholding ratio against the Lessee which is directly or indirectly 40% or more of the issued and outstanding voting common shares during the period from the execution date of this Agreement up to June 30, 2007;

(4)	any of the representations and warranties, covenants, proof or information provided by the Lessee hereunder is incorrect or vague;

(5)	any acceleration has occurred to the liabilities of the Lessee other than those under the Related Agreements, or the Lessee fails to perform its guarantee obligation for the liabilities of a third party when due; or

(6)	except for the preceding provisions of this clause, any adverse change has occurred or will possibly occur to the Lessee’s business or financial condition and the acceleration of all liabilities is deemed required based on reasonable grounds in order to preserve the claims.

3	If this Agreement is terminated pursuant to the preceding two clauses, the Lessee shall immediately return the Equipment to the Lessor and immediately pay the outstanding liabilities as of the termination date such as the overdue and unpaid Lease Rent at the time of such termination, the default interests, the Stipulated Loss Value calculated as of the termination date under Clause 8 of Schedule 2, the Break Funding Cost and any other expense incurred by the Lessor. The Lessee shall not request the return of the Lease Rent already paid.

4	If the Equipment is returned to the Lessor pursuant to the immediately preceding clause, the Lessor may sell the Equipment under the sales terms determined by the Lessor at its discretion and apply the proceeds of such sale after deducting any costs and expenses to the repayment of the liabilities under the immediately preceding clause. The Lessor may also evaluate the fair market value of the Equipment and apply the amount of such evaluation after deducting the relevant costs and expenses to the repayment of the liabilities under the immediately preceding clause. The Lessee shall not be released from the liabilities under the immediately preceding paragraph which remain after such application.

5	In addition to the immediately preceding clause, in the case that this Agreement is terminated pursuant to Clause 1 or 2 of Article 26, if the advance payment under Clause 3 of Article 24 or the deposit under Clause 1 of Article 25 has been paid, the Lessor may apply all or any of such advance payment or deposit to the repayment of the Lessee’s liabilities under Clause 3 of Article 26 without any specific notification to the Lessee.

6	If the Lessee is required to return the Equipment pursuant to Clause 3 of Article 26, the conditions of the Equipment upon return, the method of such return, etc. shall be governed by the provisions of Article 25, unless otherwise specified in this Article 26.

7	Notwithstanding the foregoing clauses in this Article 26, until the Lessor shall have sold the Equipment or the Unit pursuant to Clause 4 of Article 26, the Lessee shall have an option to purchase the Equipment or the Unit not yet sold by paying to the Lessor the Stipulated Loss Value calculated as of the termination date in respect of such Equipment or Unit, any unpaid Lease Rent and any other amount (including default interests) payable by the Lessee to the Lessor under Clause 3 of Article 26; provided that the Lessor’s consent shall be required unless all of the Equipment is purchased. If the Lessee pays such amount to the Lessor and purchases the Equipment or the Unit, the Lessor shall assign the Equipment or the Unit to the Lessee on an “as-is, where-is” basis without any warranty of the Performance, Etc. or otherwise. Such assignment shall be made pursuant to the certificate of conveyance in the form of Schedule 5.

8	If the Lessee breaches any provisions under the Related Agreements, the Lessor shall be entitled to an injunctive claim and a specific performance claim against the Lessee, to a damage claim in respect of the liabilities or responsibilities suffered by the Lessor and to other remedies available under applicable law.

9	In any case, the non-exercise by the Lessor of all or any of its rights under this Agreement or the Related Agreements shall not be deemed as waiver thereof.

Article 27 (Default Interest)

If the Lessee defaults in any payment to the Lessor of any amount hereunder, it shall pay to the Lessor default interests for the period of such default at the rate of fourteen (14) % per annum (calculated on the basis of a year of 365 days and the actual number of days elapsed).

Article 28 (Transfer of Rights and Obligations)

Neither the Lessee nor the Lessor shall transfer or provide for security to any third party any of its rights to use the Equipment or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Lessor may transfer the receivables hereunder and the Equipment for the security regarding the Loan Agreement and the Tokumei Kumiai Agreement to the Lenders and the Investor. The Lessee hereby consents to the creation of such security interest beforehand and shall cooperate with the Lessor for the preparation and delivery of the documents required by the Lessor. If the Equipment is assigned, the Lessee shall assume against the transferee the obligations set forth in Article 25 and any other obligations hereunder in respect of the Equipment or the Unit to be returned.

Article 29 (Notice)

All notices required under this Agreement shall be made in writing by mail, personal delivery or facsimile to the address specified in Schedule 6.

Article 30 (Amendment of Agreement)

If any amendment of this Agreement is required, both parties hereto shall negotiate in good faith and shall not amend this Agreement without written agreement.

Article 31 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 32 (Competent Court)

The Tokyo District Court shall have exclusive jurisdiction in respect of any disputes arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the Lessor and the Lessee have executed this Agreement in duplicate as of the day and year first above written and retain one original copy each.

/s/Tetsuya Nishikawa
SumiCrest Leasing Ltd.

/s/Shinji Suzuki
Spansion Japan Limited

Schedule 1

Equipment List

1.	Group A Equipment

With respect to each Individual Transaction, each Unit (including the Components) to be identified and notified by the Lessee to the Lessor pursuant to Clause 1 of Article 4 of the Purchase Agreement and Clause 1 of Schedule 2, and to be confirmed as Group A Equipment in the certificate of conveyance, the certificate of acceptance and the certificate of lease delivered on the Delivery Date of relevant Individual Transaction.

2.	Group B Equipment

With respect to each Individual Transaction, each Unit (including the Components) to be identified and notified by the Lessee to the Lessor pursuant to Clause 1 of Article 4 of the Purchase Agreement and Clause 1 of Schedule 2, and to be confirmed as Group B Equipment in the certificate of conveyance, the certificate of acceptance and the certificate of lease delivered on the Delivery Date of relevant Individual Transaction.

Schedule 2

Terms of Lease

1.	Expected Delivery Date, last Delivery Date and identification of equipment

The Expected Delivery Date for each Individual Transaction shall be the last Bank Business Day of every month during the period from the execution date of this Agreement to the last day of February 2005 as notified as the Expected Delivery Date by the Lessee to the Lessor no later than five (5) Bank Business Days before (or, in respect of the first Individual Transaction, no later than10:00 a.m. of two (2) Bank Business Days prior to the Expected Delivery Date), and the last Expected Delivery Date during such period shall be the final Expected Delivery Date under this Agreement. The Lessee shall identify the Unit subject to the relevant Individual Transaction by disclosing to the Lessor the serial numbers, specification and configuration, etc. thereof no later than 10th day of each month containing the relevant Expected Delivery Date (or the following Bank Business Day if such day is a holiday) and by obtaining the agreement from the Lessor as to the classification thereof into the Group A Equipment or the Group B Equipment.

2.	Lease Term

With respect to each Individual Transaction, from the Delivery Date to the Lease Term Expiration Date.

3.	Calculation of Lease Rent

With respect to each Individual Transaction, as described in the relevant certificate of lease.

4.	Lease Rent Payment Date

With respect to each Individual Transaction, each Delivery Date shall be the first Lease Rent Payment Date, thereafter, the respective last days of June and December after each Delivery Date shall be the respective Lease Rent Payment Dates, and the final Lease Rent Payment Date shall be the last day of June 2007.

5.	Lease Rent Calculation Period

In each Individual Transaction, the first Lease Rent Calculation Period shall commence on the Delivery Date (the first Lease Rent Payment Date) and end on the second Lease Rent Payment Date, and the subsequent Lease Rent Calculation Periods shall commence on the day immediately following the last day of the immediately preceding Lease Rent Calculation Period and end on the following Lease Rent Payment Date; provided, however, that in case of early termination of this Agreement, the Lease Rent Calculation Period shall end on the termination date.

6.	Purchase Option Exercise Price

With respect to each Individual Transaction, as described in the relevant certificate of lease.

7.	Agent

Mizuho Corporate Bank, Ltd.

8.	Stipulated Loss Value

With respect to each Individual Transaction, as described in the relevant certificate of lease.

9.	Payment Method

The cash amount shall be remitted to the Lessor’s account below (the remittance fee shall be borne by the Lessee).

Mizuho Corporate Bank, Ltd.,

Uchisaiwaicho Corporate Banking Division

Ordinary Deposit, Account Number: XXXXXXX

Account Name: SumiCrest Leasing Ltd.

10.	Lenders

Mizuho Corporate Bank, Ltd.

Sumisho Lease Co., Ltd.

Tokyo Leasing Co., Ltd.

Fuyo General Lease Co., Ltd.

11.	Structure of Transaction

(1)	The Lessor shall purchase and obtain the ownership of each Unit from the Lessee on the Delivery Date for each Individual Transaction pursuant to the Purchase Agreement.

(2)	The Lessor shall, at its option and discretion from time to time, obtain a loan from the Lenders on each Delivery Date pursuant to the Loan Agreement for the purpose of financing the amount equal to around 85% of the Purchase Price.

(3)	The Lessor shall, at its option and discretion, accept the investment from the Investor on each Delivery Date pursuant to the Tokumei Kumiai Agreement for the purpose of financing the amount equal to around 15% of the Purchase Price.

(4)	The Lessor shall lease the relevant Unit to the Lessee on each Delivery Date pursuant to this Agreement.

12.	Investor

Sumisho Lease Co., Ltd.

13.	Administrative Agent

Sumisho Lease Co., Ltd.

Schedule 3

Certificate of Lease

([    th] Individual Transaction)

[date]

SumiCrest Leasing Ltd.

Spansion Japan Limited

1.	We execute and deliver this Certificate of Lease to you for the purposes of certifying the lease of the equipment described in 1 below from you pursuant to the Master Lease Agreement dated January 5, 2005 between us.

2.	We hereby confirm that the Purchase Price, the Delivery Date and the Lease Interest Rate, and the respective amounts of the Lease Rent, the Purchase Option Exercise Price and the Stipulated Loss Value set forth in Clauses 3, 6 and 8 of Schedule 2 to the Master Lease Agreement as agreed upon pursuant to Clause 3 of Article 4 of the Master Lease Agreement in respect of the Individual Transaction subject to this Certificate of Lease shall be as described in the document attached to this Certificate of Lease.

3.	We hereby acknowledge that all of the provisions of the Master Lease Agreement mentioned in 1 above shall be applied to the Individual Transaction subject to this Certificate of Lease.

Particulars

1.	Equipment Accepted

	Details of Equipment:	as described in the attachment

2.	Delivery Date:	[date]

3.	Delivery Location:	6 Mondenmachi Kougyodanchi, Aizuwakamatsu-shi, Fukushima and 1-11 Aza Higashi Takaku, Oaza Takaku, Kouzashimachi, Aizuwakamatsu-shi, Fukushima (as described in the attachment with respect to the location for each equipment)

Schedule 4

Certificate of Return

[date]

Spansion Japan Limited

SumiCrest Leasing Ltd.

We execute and deliver this Certificate of Return to you for the purposes of certifying the return of the equipment described in 1 below from you pursuant to the Master Lease Agreement dated January 5, 2005 between us.

Particulars

1.	Equipment Returned

	Details of Equipment:	as described in the attachment

2.	Return Date:	[date]

3.	Return Location:	6 Mondenmachi Kougyodanchi, Aizuwakamatsu-shi, Fukushima and 1-11 Aza Higashi Takaku, Oaza Takaku, Kouzashimachi, Aizuwakamatsu-shi, Fukushima (as described in the attachment with respect to the location for each equipment)

Schedule 5

Certificate of conveyance

[date]

Spansion Japan Limited

SumiCrest Leasing Ltd.

We hereby certify the conveyance of the equipment through sale and purchase as of [date] as described below.

Particulars

1.	Assignee:	Spansion Japan Limited

2.	Details of Equipment:	as described in the attachment

[date]

Schedule 6

Notification Address

SumiCrest Leasing Ltd.

Address:	2-1-1 Hitotsubashi, Chiyoda-ku, Tokyo 101-0003

Attention:	c/o Sumisho Lease Co., Ltd., Electronics Equipment Department

Facsimile:	03-3515-1959

Spansion Japan Limited

Address:	Shinjuku-chuokouen-bldg., 4-33-4 Nishi-shinjuku, Shinjukuku, Tokyo 160-0023

Attention:	Spansion Japan Limited, Accounting Department

Facsimile:	03-5302-2674

Mizuho Corporate Bank, Ltd.

Address:	3-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-8210

Attention:	Mizuho Corporate Bank, Ltd., Corporate Banking Division No.10

Facsimile:	03-3214-0668

Schedule 7

Requirements of Return Condition

If the Lessee returns all or any of the Units to the Lessor pursuant to Article 25 of the Lease Agreement, it shall fulfill all the requirements below in addition to the provisions of Article 25 of the Lease agreement except for those as previously specified by the Lessor in writing as not required.

When Lessee returns the Equipment pursuant to Clause 25 of the Lease, Lessee shall satisfy the following conditions, in addition to the conditions specified in Clause 25 of the Lease.

(A) Lessee shall no later than 180 days prior to the expiration or other termination of the lease (with regard to all but not less than all Equipment) provide, at its expense:

1. a detailed inventory of the Equipment (including the model and serial number of each major component thereof), including, without limitation, all internal circuit boards, module boards, and software features

2. a complete and current set of all manuals, blue prints, process flow diagrams, equipment configuration diagrams, operation, maintenance and repair records and other data (in English) reasonably requested by Lessor concerning the configuration and operation of the Equipment, and

3. a certification of the manufacturer or of a maintenance provider acceptable to Lessor that the Equipment (a) has been tested and is operating in accordance with manufacturer’s specifications together with a report detailing the condition of the Equipment, the results of such test(s) and inspection(s) and all repairs that were performed as a result of such test(s) and inspection(s), and (b) that the Equipment qualifies for the manufacturer’s used equipment maintenance program.

(B) Upon the request of Lessor and at the expense of Lessee, Lessee shall, not later than 180 days prior to the expiration or other termination of the Lease make the Equipment available for on-site operational inspection by persons designated by the Lessor who shall be qualified to inspect the Equipment in its operational environment.

(C) At the expense of Lessee, all Equipment shall be cleaned and treated with respect to rust, corrosion and appearance in accordance with manufacturer’s recommendations and consistent with the best practices of dealers in used equipment similar to the Equipment in accordance with the applicable and relevant environmental laws, rules and regulations. At Lessor’s option and at the expense of Lessee, Lessee shall (a) properly remove all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Equipment; or (b) translate said markings to a language as specified by Lessor and reattach those markings.

(D) Lessee shall, at its expense, ensure all Equipment and Equipment operations conform to all applicable local, state, and federal laws, health and safety guidelines which may be in effect at the time of return, or as specified by Lessor.

(E) Lessee shall, at its expense, provide for the deinstallation, packing, transporting, installation, and certifying of the Equipment to include, but not limited to, the following: (1) the manufacturer’s representative or such other person acceptable to the Lessor shall de-install all Equipment (including all wire, cable and mounting hardware) in accordance with the specifications of Lessor; (2) each item of Equipment will be returned with a certificate supplied by the manufacturer’s representative qualifying the Equipment to be in good condition and (where applicable) to be eligible for the manufacturer’s maintenance plan; the certificate of eligibility shall be transferable to another operator of the Equipment; this assignment shall extend to any software licensing or relicensing or other requirements of the manufacturer to enable an alternate user/purchaser of the Equipment to enjoy all rights and privileges as would the original purchaser of the Equipment directly from the manufacturer; (3) the Equipment shall be packed properly and in accordance to the Lessor’s specifications; (4) upon return of the Equipment to the Lessor, provide transportation in a manner and to locations specified by Lessor; (5) without limitation, as applicable, all Equipment shall be professionally de-contaminated and certified for removal and transport by appropriate authorities, in accordance with industry standards, and consistent with the mode of transport specified by Lessor; all internal fluids and/or gases shall be purged and properly disposed of, any applicable reservoirs etc. shall be secured in accordance with manufacturers recommendations and in accordance with all applicable laws, rules, and regulations in Japan.

(F) At the expense of Lessee all Equipment shall conform to or be modified to conform to established standards in Japan; including, but not limited to wiring codes, software, keyboards, control consoles, all fittings and lines for gas, water, exhaust; Equipment labeling i.e. (operational, warning, safety labels) all current operational and service manuals. At the expense of Lessee accommodation of power requirements different from where originally shall be provided including but not limited to step-up/step-down transformers shall be fitted by original manufacturer or by certified party in compliance with manufacturers specifications.

(G) All tariffs, duties, taxes, import/export fees, bonding fees, bonded warehousing fees, licenses, permits, approvals, permissions, and/or freight forwarder fees without limitation shall be the responsibility of the Lessee.

(H) Lessee shall, at its expense, obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance;

(I) Lessee shall, at its expense, provide insurance and safe, secure storage for the Equipment for a period specified by Lessor after expiration of the Lease at locations acceptable to Lessor;

(J) With regard to any Equipment that has been modified or reconfigured by the Lessee, at Lessor’s options, Lessee shall, at its expense, return or restore the Equipment to its original configuration, as specified by the manufacturer;

(K) Lessee shall, at its expense, allow Lessor the right to attempt resale of the Equipment from the Lessee’s plant(s) with the Lessee’s full cooperation and assistance, for a period of three hundred sixty five (365) days from the Lease expiration. Lessee will allow Lessor to show prospective buyers the Equipment while it is operational from Lessee’s notification of its intent to return the Equipment up to the three hundred sixty fifth (365) day after the Lease expiration date at maximum. If an equipment auction is necessary, Lessor should be permitted to auction the Equipment on-site.

Schedule 8

Covenants

The Lessee hereby covenants with the Lessor the following provisions in respect of the transactions for the lease of semiconductor manufacturing equipments set forth in certain agreements executed on January 5, 2005 from the execution date of this Agreement to the Lease Term Expiration Date repeatedly:

(1)	the Lessee shall maintain the Equipment, each Unit and the Components separately from the other equipment during the Lease Term;

(2)	the Lessee shall perform and comply with its obligations under the Related Agreements (for the purposes of this clause, including the Original Purchase Agreement) in accordance with their terms;

(3)	the Lessee shall give a notice to the Lessor of the occurrence of an Event of Default or any event which would materially adversely affect the Lessors’ rights in the aggregate or the Lessee’s performance of its obligations, in each case under the Related Agreements, promptly upon becoming aware thereof.

(4)	the Lessee shall obtain, maintain in full force and effect, and comply with the terms or restrictions, if any, of all consents, permissions, licenses, and approvals of public agencies or courts required by any such agencies or courts to be obtained by the Lessee in connection with the Related Agreements or for the continuous conduct of its business substantially as presently conducted;

(5)	the Lessee shall provide promptly to the Lessor, the Lenders and the Investor its financial statements and other information concerning its financial and business condition and the information concerning installation, condition, custody, use, maintenance, service, etc. of the Equipment which the Lessor shall reasonably request and in respect of which the Lessee shall not be specifically subject to the confidentiality duty;

(6)	the Lessee shall provide copy of its unaudited reports, etc. within sixty (60) days from the end of the first, second and third quarter;

(7)	the Lessee shall provide copy of its audited reports, etc. within one hundred and five (105) days after the closing of year end accounts;

(8)	the Lessee shall provide a document evidencing the fulfillment of the covenants in Clause 18 of this Schedule 8 within one hundred and five (105) days after the closing of year end accounts or within sixty (60) days from the end of the semi-annual period or quarter;

(9)	the Lessee shall provide copy of Spansion LLC’s unaudited reports within sixty (60) days from the end of the first, second and third quarter of Spansion LLC;

(10)	the Lessee shall provide copy of Spansion LLC’s audited reports within one hundred and five (105) days after the closing of year end accounts of Spansion LLC;

(11)	the Lessee shall, at the request of the Lessor or the Lenders and the Investor, immediately report in written concerning the Lessee’s and Spansion LLC’s assets, business or operations and provide facility necessary therefor;

(12)	the Lessee shall, at the written request of the Lessor, promptly provide to the Lessor the information concerning installation, condition, custody, use, maintenance, service, etc. of the Equipment to a reasonable extent;

(13)	the Lessee shall take such actions as permitted or contemplated by the Related Agreements and as reasonably requested by the Lessor which are necessary to create, transfer or change, or perfect the creation of, the rights under the Related Agreements to the extent such creation, transfer, change or perfection is made in accordance with the terms of such Related Agreements;

(14)	the Lessee shall, upon the reasonable request of the Lessor, cooperate with the Lessor, the Lenders and the Investor to achieve the purposes of the Related Agreements;

(15)	the Lessee shall treat the performance of all of its obligations under the Related Agreements to which it is a party as ranked at least pari passu with other unsecured liabilities (including the secured loan which would not be collected in full even after the disposition of the relevant security), without any preference one over the other, unless any law or regulation so requires;

(16)	the Lessee shall not make any loan to or from or any guarantee to a third party which would substantially affect the performance of its obligations under the Related Agreements to which it is a party;

(17)	the Lessee shall not conduct any transaction which would substantially affect the performance of its obligations under the Related Agreements to which the it is a party; and

(18)	the Lessee shall covenant to comply with the following financial restrictions:

(i)	the liabilities shall not exceed the assets in the non-consolidated balance sheet as at the end of each fiscal year and semi-annual period;

(ii)	the the Adjusted Tangible Net Worth in each fiscal quarter shall not be less than 60 billion yen;

(iii)	the total amount of net income plus depreciation in each of the following fiscal years shall not be less than the following amounts:

2005 financial year: 21,125 million yen

2006 financial year: 19,500 million yen

(iv)	the ratio of (a) the net income plus depreciation to (b) the sum of interest expenses, the amount of scheduled repayments of borrowings including lease rentals, and maintenance capital expenditures for the Aizu Facility, for such period, shall not be less than the following percentages:

2005 financial year: 120%

2006 financial year: 120%

The term “Adjusted Tangible Assets” means all of the Lessee’s assets, determined on a consolidated basis (provided that if the Lessee does not prepare its financial statements on a consolidated basis, the stand-alone basis financial statements shall apply) in accordance with generally accepted accounting standards in Japan, other than (a) deferred assets, other than prepaid insurance and prepaid taxes, (b) patents, copyright, trademarks, trade names, franchises, goodwill, and other similar intangibles and (c) unamortized debt discounts and expenses.

The term “Adjusted Tangible Net Worth” means, at any time, the amount calculated as (a) the book value (after deducting the related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with generally accepted accounting standards in Japan) of the Adjusted Tangible Assets shown on the Lessee’s consolidated balance sheet (or the stand-alone basis balance sheet if the Lessee’s does not prepare its balance sheet on a consolidated basis) as of such time, prepared in accordance with that generally accepted accounting standards in Japan, less (b) the amount of the Lessee’s liabilities (including all contingencies and other potential liabilities required to be shown on such balance sheet) shown on such consolidated balance sheet (or the stand-alone basis balance sheet if the Lessee does not prepare its balance sheet on a consolidated basis).

The term “maintenance capital expenditures” means the capital expenditures for the purpose of maintaining and operating the existing equipments only. It shall not include the capital expenditures for the purpose of expanding the Lessee’s production capacity.